EXHIBIT (J)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the DWS Alternative Asset Allocation Plus Fund, one of a series of the DWS Equity Trust,  Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the DWS Alternative Asset Allocation Plus Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 38 to the Registration Statement (Form N-1A, No. 333-43815) of our report dated May 26, 2010, on the financial statements and financial highlights included in the DWS Alternative Asset Allocation Plus Fund Annual Report dated March 31, 2010.

/s/Ernst & Young LLP
Boston, Massachusetts
July 28, 2010